EXHIBIT 99.2

Press Release Source: Henry Bros. Electronics, Inc.

Henry Bros. Electronics Announces Management Change
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Brian Reach Appointed as New President

FAIR LAWN, N.J., March 7, 2007 – Henry Bros. Electronics, Inc., (Amex: HBE) a turnkey provider of technology-based integrated electronic security solutions, today announced the appointment of Brian Reach (52), as President of the Company. Mr. Reach will immediately assume the day-to-day management of sales and marketing of the Company while maintaining his role as Chief Operating Officer, a position he was appointed to in August 2006. Mr. Reach replaces Irvin Witcosky, who will no longer serve as President or as a member of the Board of Directors so that he may pursue other interests. Mr. Witcosky’s resignation from the board of directors brings the total number of board members to six, of which four are independent.

Mr. Reach has previously served as Vice Chairman of Henry Bros, and prior to that appointment, as the Chief Financial Officer for Globix Corporation, IPC Information Systems, Inc., Celadon Group, Inc. and Cantel Medical Corp. His extensive background experience ranges from business restructurings, corporate finance and corporate governance. Mr. Reach has lead financing efforts to raise over $1 billion during his career, and became a member of the Henry Bros. Board of Directors in February 2004.

Commenting on the appointment of Mr. Reach, James Henry, Chief Executive Officer of Henry Bros. Electronics, said, “Having just recently named Brian as Chief Operating Officer, this new appointment is a natural progression for Brian who has served Henry Bros. well for a number of years. Brian has been a continuous driver of growth for our company and has brought refreshing energy to our executive suite. As we move into 2007 with a renewed focus on profitability and growth, we are excited by the ideas, experience and change leadership that Brian brings to the table.”

Mr. Henry continued, “In addition to Brian’s appointment as President, I have to also comment on the valuable contribution that Irv has made during his tenure as President and on our Board of Directors. As one of the company’s Co-founders, Irv has dedicated a great deal of the last two decades to Henry Bros. and we will miss his guidance and leadership. Irv has served Henry Bros., with dignity and class, while always aggressively seeking new opportunities for growth. He has left an indelible mark on our firm, and will be truly missed. ”

About Henry Bros. Electronics, Inc.

Henry Bros. Electronics (Amex: HBE) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. The Company has offices in Arizona, California, Colorado, Maryland, New Jersey, New York, Texas and Virginia.

For more information, visit http://www.hbe-inc.com.

Safe Harbor Statement: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company's filings with the U.S. Securities and Exchange Commission. Henry Bros. Electronics Inc. does not assume any obligation to update the forward-looking information.

Investor Contacts:
Todd Fromer / Yemi Rose	James Henry, CEO
KCSA	Henry Bros. Electronics, Inc.
212-896-1215 / 212-896-1233	201-794-6500
tfromer@kcsa.com / yrose@kcsa.com	jhenry@hbe-inc.com